EX 10-7

                                  GENRAD, INC.
                               SEVERANCE AGREEMENT

     This is an AGREEMENT entered into between GenRad, Inc. (the "Company") and James F. Lyons ("Executive") effective as of the 8th day of May, 1997.

     Executive is a key executive of the Company and a vital part of its management. In consideration of Executive's continued employment with the Company, the parties agree as follows:

     1. Termination of Employment; Severance Benefits.

     1.1 Terminability of Employment. Either the Company or Executive may at any time terminate Executive's employment with the Company after giving 30 days' written notice to the other party. Upon such termination, the parties will be required to discharge the applicable obligations described in this Section 1 and elsewhere in this Agreement.

     1.2 Termination upon Death or Disability. If Executive ceases to be an employee of the Company as a result of death or disability, the Executive will be entitled to receive the severance benefits set forth in Section 1.4. However, nothing in this Agreement is intended to interfere with the rights of Executive and his family or beneficiaries under other applicable plans, policies or arrangements of the Company. For purposes of this Section 1.2, the Company may terminate Executive's employment for "disability" if, because of physical or mental incapacity, Executive is unable for a period of 30 consecutive days to perform each of the material duties of his position and if determined by a qualified physician chosen by the Company and approved by the Executive or his conservator to be probable that such incapacity will continue for an additional 60 consecutive days.

     1.3 Termination by the Company for Cause or by Executive Without Good Reason. If the Company terminates Executive's employment for Cause (as defined in this Section 1.3) or if Executive terminates his employment other than for Good Reason (as defined in Section 1.4), the Company will have no further obligation or liability to Executive hereunder other than for Base Salary earned and unpaid at the time of termination and compensation for accrued vacation.

     "Cause" mean (a) willful malfeasance or gross negligence in the performance by Executive of his duties, resulting in harm to the Company, (b) fraud or dishonesty by Executive with respect to the Company, or (c) Executive's conviction of a felony.

     1.4 By the Company Without Cause or by Executive for Good Reason.

          (a) Entitlement to Severance Benefits. If the Company terminates Executive's employment without Cause, or if Executive terminates his employment for Good Reason, the Company will, subject to Section 2 below, provide severance benefits to Executive as set forth below in this Section 1.4.

          "Good Reasons" means (i) failure by the Company to maintain Executive as Chief Executive Officer of the Company or assignment to Executive of duties materially inconsistent with the position of Chief Executive Officer, (ii) reduction of Executive's base salary or the failure by the Company to provide Executive with the incentive compensation opportunity or the material Company benefits now provided to Executive, or (iii) relocation of Executive's principal place of work to a location more than 50 miles from its present location.

          (b) Severance Benefits. The Company will provide severance benefits as follows:

          (i) The Company will pay to Executive within 30 days of the termination a lump-sum cash amount equal to three hundred percent (300%) of the sum of (A) Executive's annual Base Salary in effect immediately prior to the termination (or, if his Base Salary has been reduced within 120 days of the termination, his Base Salary in effect prior to the reduction), plus (B) an amount equal to the bonus earned by Executive for the fiscal year completed immediately prior to the termination.

          (ii) The Company will continue for a period of three years from the date of termination to provide Executive with the benefits provided to Executive as of the date of termination or at any time within 120 days of the termination. To the extent the Company is unable to provide such benefits to Executive under its existing plans and arrangements, it will either arrange to provide Executive with substantially similar benefits upon comparable terms or pay Executive cash amounts equal to Executive's cost of obtaining such benefits.

         (iii) Notwithstanding any contrary provisions of the plans or arrangements under which they are granted, all options to purchase Company stock held by Executive will immediately become exercisable.

     2. Limitations on Severance Benefits.

     2.1 Except as provided in Section 2.2 below, the payments and benefits to which Executive will be entitled under Section 1 of this Agreement will be reduced to the extent necessary to prevent Executive from becoming liable for the excise tax levied on certain "excess parachute payments" under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). If a reduction is made under this Section 2.1, Executive will have the right to determine which payments and benefits will be reduced.

     5.2 The limitations of Section 2.1 will not apply if--

          (i) the present value, net of all federal, state and other income and excise taxes, of all payments and benefits to which Executive is entitled hereunder without such limitations, exceeds

          (ii) the present value, net of all federal, state and other income and excise taxes, of all payments and benefits to which Executive would be entitled hereunder if such limitations applied.

     2.3 Determinations under this Section 2 will be made by the firm of certified public accountants then serving as the Company's auditor unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Executive after consultation with the Company. The determinations of such firm will be binding upon the Company and Executive.

     3. Withholding. All payments required to be made by the Company to Executive under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.

     4. Fees and Expenses. The Company shall pay all legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that Executive prevails in any such contest or dispute.

     5. No Duty to Mitigate. Benefits payable under this Agreement as a result of termination of Executive's employment will be considered severance pay in consideration of his past service, and his entitlement thereto will neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from other employment.

     6. Arbitration. Any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, that is not resolved within ten days by the parties will be settled by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and Executive agree that the arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s) will be final and binding upon the parties. Upon request, the arbitrator(s) shall submit written findings of fact and conclusions of law. The parties agree and understand that they hereby waive their rights to a jury trial of any dispute or controversy relating to the matters specified above in this Section 6.

     7. Rights of Survivors. If Executive dies after becoming entitled to benefits under Section 1 following termination of employment but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to the beneficiary that have been designated by Executive in writing (the "beneficiary"), or if none, to Executive's estate, (b) all applicable insurance coverage will be provided to Executive's family as though Executive had continued to live, and (c) any stock options that become exercisable under
Section 1.4(b)(iii) will be exercisable by the beneficiary, or if none, the estate.

     8. Successors. This Agreement will inure to and be binding upon the Company's successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This Agreement is not otherwise assignable by the Company.

     9. Subsidiaries. For purposes of this Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in the Agreement to "Company" include such corporations or other entities where appropriate in the context.

     10. Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement will be deemed a waiver of a subsequent breach.

     11. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     12. Controlling Law. This Agreement will be controlled and interpreted pursuant to Massachusetts law without regard to the conflict of laws principles thereof.

     13. Superseded Agreement. This Agreement supersedes any prior or contemporaneous agreement between the parties with respect to the subject matter hereof.

     14. Notices. Any notices required or permitted to be sent under this Agreement are to be delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

                 If to the Company:

                 GenRad, Inc.
                 300 Baker Avenue
                 Concord, MA 01742-2174
                 Attn: Chief Financial Officer

                 If to Executive:

                 James F. Lyons

     Either party may change its address for receiving notices by giving notice to the other party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



                                       /s/ James F. Lyons
                                       -----------------------------------------
                                       James F. Lyons


                                       GENRAD, INC.


                                       /s/ Paul Pronsky
                                    By
                                       -----------------------------------------
                                       Its Vice President - CFO